UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: December 4, 2015

(Date of earliest event reported)

TENET HEALTHCARE CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	1-7293	95-2557091
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

(Address of principal executive offices, including zip code)

(469) 893-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On December 4, 2015 (the “Closing Date”), Tenet Healthcare Corporation, a Nevada corporation (“Tenet”) entered into an Amendment No. 3 (the “Amendment”) to its existing $1 billion Amended and Restated Credit Agreement dated as of October 19, 2010 (as amended, restated, supplemented or otherwise modified from time to time prior to the Closing Date, the “Existing Credit Agreement”; the Existing Credit Agreement, as amended by the Amendment, the “New Credit Agreement”), by and among Tenet, as the borrower, the lenders and issuers party thereto and Citicorp USA, Inc., as administrative agent.

The Amendment has an effective date of December 4, 2015 and amends certain provisions under the Existing Credit Agreement to, among other things, (i) extend the scheduled maturity date of the Facility (as defined below), (ii) reduce the applicable margin payable with respect to outstanding loans under the Facility, (iii) reduce the applicable commitment fee payable with respect to undrawn portions of the commitments under the Facility and (iv) remove certain restrictions with respect to the borrowing base eligibility of certain accounts receivable.

The New Credit Agreement provides for revolving loans in an aggregate principal amount of up to $1 billion, subject to borrowing availability (the “Facility”), with a $300 million sub-facility for letters of credit. Tenet’s borrowing availability is calculated by reference to a borrowing base which is determined by specified percentages of eligible accounts receivable.

Tenet’s obligations under the New Credit Agreement are guaranteed by substantially all of the domestic wholly-owned hospital subsidiaries of Tenet (the “Subsidiary Guarantors”). Tenet’s and the Subsidiary Guarantors’ obligations under the New Credit Agreement are secured by a first-priority lien on the accounts receivable owned by Tenet and the Subsidiary Guarantors.

The Facility will terminate on the earlier of (i) December 4, 2020 (the “Scheduled Maturity Date”) or (ii) 45 business days prior to the maturity date of any series of Tenet’s senior notes due in 2018, 2019 or 2020 (each, a “Springing Maturity Date”), unless (a) prior to each Springing Maturity Date, with respect to at least 80% of the aggregate principal amount of the applicable series of notes, the maturity date is extended to a date no earlier than one year after the Scheduled Maturity Date or such amount is repaid, defeased, discharged or refinanced or (b) on each such Springing Maturity Date, the Excess Availability Condition (as defined in the New Credit Agreement), determined on a pro forma basis, after giving effect to the full repayment of the applicable series of the notes, is satisfied.

Outstanding revolving loans under the Facility accrue interest during the period prior to the first delivery of a borrowing base certificate following the Closing Date at a rate equal to either (i) a base rate plus a margin of 0.50% per annum or (ii) LIBOR plus a margin of 1.50% per annum. Thereafter, outstanding revolving loans under the Facility accrue interest at either (a) a base rate plus an applicable margin ranging from 0.25% to 0.75% per annum or (b) LIBOR plus an applicable margin of 1.25% to 1.75% per annum, in each case based upon available credit under the Facility. The undrawn portions of the commitments under the Facility are subject to a commitment fee at a rate equal to (x) during the period prior to the first delivery of a borrowing base certificate following the Closing Date, 0.375% per annum, or (y) thereafter, at a rate ranging from 0.25% to 0.375% per annum, based upon available credit under the Facility.

The administrative agent and certain lenders that are party to the New Credit Agreement, as well as certain of their affiliates, have performed, and may in the future perform, for Tenet and its subsidiaries, various commercial banking, investment banking, underwriting and other financial advisory services, for which they have received and may in the future receive customary fees and expenses.

The foregoing description of the Amendment and the New Credit Agreement is a summary and is qualified in its entirety by reference to the Amendment and the New Credit Agreement, which are filed herewith as Exhibit 10.1 and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits

(d)	The following exhibit is filed as a part of this Report.

Exhibit No.	Description

10.1	Amendment No. 3, dated as of December 4, 2015, to that certain Amended and Restated Credit Agreement, dated as of October 19, 2010, among the Tenet Healthcare Corporation, the lenders and issuers party thereto and Citicorp USA, Inc., as administrative agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENET HEALTHCARE CORPORATION

Date: December 9, 2015
	By:	/s/ Paul A. Castanon
Paul A. Castanon
Vice President, Deputy General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 3, dated as of December 4, 2015, to that certain Amended and Restated Credit Agreement, dated as of October 19, 2010, among the Tenet Healthcare Corporation, the lenders and issuers party thereto and Citicorp USA, Inc., as administrative agent